Exhibit 99.(d)(17)

PROTECTIVE    LIFE    INSURANCE    COMPANY            [ P.  O.   BOX 1928               BIRMINGHAM,    ALABAMA     35282-8238 ]

PROTECTED LIFETIME INCOME BENEFIT RIDER

We are amending the Contract to which this Rider is attached to add a Protected Lifetime Income Benefit (the "Benefit"). The terms and conditions in this Rider supersede any conflicting provision in the Contract beginning on the Rider Effective Date and continuing until the Rider is terminated. Contract provisions not expressly modified by this Rider remain in full force and effect.

RIDER SCHEDULE

Contract #	[ VA10000001 ]

Owner 1 Name:	[ John Doe ]

Rider Effective Date:	[ June 1, 2022 ]

Rider Purchase Age Limits on the Rider Effective Date:	We will not issue a Rider with the Benefit described herein if any Owner or Annuitant is younger than Age [ 60 ] or older than Age [ 85 ].

Annual Benefit Cost on the Rider Effective Date:	[ 1.40% ] (Guaranteed for the first fee calculation date after the Rider Effective Date. May be changed as described in the Rider's “Benefit Cost” provision, subject to the Maximum Annual Benefit Cost shown below.)

Maximum Annual Benefit Cost:	[2.50%]

Initial Benefit Base on the Rider Effective Date:	[ $100,000.00 ]

Maximum Benefit Base:	[$5,000,000.00 (5 million dollars)]

Limitations on Purchase Payments:

In addition to specific Purchase Payment limitations shown on the Contract's Schedule, while this Rider remains in effect we will not accept any Purchase Payment that we receive [on or after the earlier of:

a)    [the [2nd] anniversary of the Rider Effective Date; or,

b)    the Benefit Election Date].

Contract Allocation Restrictions on the Rider Effective Date:

[ Before the Benefit Election Date, your entire Contract allocation must either

[a) be [100]% to a single permissible [Pre-Selected Allocation Option]; or,

[b) be [100]% to a single permissible Individual Option; or,

[c) meet the following Allocation by Investment Category (“AIC”) guidelines:

[• At least [ 10% ] must be allocated to Category [1] [(Conservative)];]

[• Not more than [ 90% ] may be allocated to Category [2] ([Moderate)];]

[• Not more than [ 40% ] may be allocated to Category[ 3] [(Aggressive)];] and

[• No Contract Value may be allocated to Category [4] [(Not Permitted).]]]

[On and after the Benefit Election Date, your entire Contract allocation must be allocated as follows:

[• At least [ 35% ] must be allocated to Category [1] [(Conservative)];]

[• Not more than [ 65% ] may be allocated to Category [2] ([Moderate)];]

[• Not more than [ 25% ] may be allocated to Category[ 3] [(Aggressive)];]

[• No Contract Value may be allocated to Category [4] [(Not Permitted)].]]

Permissible [Pre-Selected Allocation Options], permissible Individual Options, and Investment Options in each AIC category as of the Rider Effective Date are shown in the “Investment Options Table” at the end of this Rider.

Roll-Up Percentage:	[ 7.00]% (FOR CALCULATION OF ROLL-UP VALUES DURING THE ROLL-UP PERIOD PRIOR TO THE BENEFIT ELECTION DATE)

[ Portfolio Rebalancing:	We rebalance the Variable Account Value to the current Contract allocation semi-annually based on the Rider Effective Date, unless you instruct us to rebalance quarterly or annually. ]

Roll-Up Purchase Payment Window	[ From the Contract’s Issue Date through the last business day before the 1st Contract Anniversary, excluding NYSE market holidays.]

ICC26-VDA-P-6081X	[1]	[ Marketing Name 10/26 ]

[PROTECTED LIFETIME INCOME BENEFIT OPTIONS].

[ONLY ONE OPTION MAY BE SELECTED AT TIME OF BENEFIT ELECTION]

[[ Option [1] ]

[Standard] [Option]- Age-based Withdrawal Percentages to calculate Annual Withdrawal Amounts are guaranteed for the Life of the Contract

Withdrawal Percentages for the [Standard ] [Option]
(FOR CALCULATION OF ANNUAL WITHDRAWAL AMOUNTS ON AND AFTER THE[ BENEFIT ELECTION DATE])

[ Age of [ (younger) ] Covered Person on the [Benefit Election] Date	One Covered Person	Two Covered Persons	Age of [ (younger) ] Covered Person on the [Benefit Election] Date	One Covered Person	Two Covered Persons ]
[ 59 ½	4.00%	3.50%	78	5.95%	5.45%
60	4.00%	3.50%	79	6.00%	5.50%
61	4.20%	3.70%	80	6.05%	5.55%
62	4.40%	3.90%	81	6.10%	5.60%
63	4.60%	4.10%	82	6.15%	5.65%
64	4.80%	4.30%	83	6.20%	5.70%
65	5.00%	4.50%	84	6.25%	5.75%
66	5.15%	4.65%	85	6.30%	5.80%
67	5.25%	4.75%	86	6.35%	5.85%
68	5.35%	4.85%	87	6.40%	5.90%
69	5.45%	4.95%	88	6.45%	5.95%
70	5.55%	5.05%	89	6.50%	6.00%
71	5.60%	5.10%	90	6.55%	6.05%
72	5.65%	5.15%	91	6.55%	6.05%
73	5.70%	5.20%	92	6.55%	6.05%
74	5.75%	5.25%	93	6.55%	6.05%
75	5.80%	5.30%	94	6.55%	6.05%
76	5.85%	5.35%	95	6.55%	6.05% ]
77	5.90%	5.40%

[If this option is elected and the Contract Value drops below $0 after the [Benefit Election Date], due to a non-excess withdrawal, negative investment performance, and/or deduction of any charges or fees we will pay the Benefit under this Rider as follows: a) we will pay the remaining Annual Withdrawal Amount not yet withdrawn in the current Contract Year, if any, in a lump sum; and b) we will establish the Annuity Date on the next Contract Anniversary and will begin monthly fixed annuity income payments for the life (or lives, if applicable) of the (last surviving) Covered Person in an amount equal to the Annual Withdrawal Amount as of the Annuity Date divided by 12, less an adjustment for any applicable premium tax. On and after the date the Contract Value is reduced to $0, no death benefit is payable, no other Annuity Options are available, the Annual Withdrawal Amount will not change, and no Reserve Amount will be available.]

Maximum Reserve Amount for [Standard] [Option[ [1]:	[ The Reserve Amount will never be more than the lesser of: a) [ [three] times the Annual Withdrawal Amount in any Contract Year or] b) [the current Contract Value] ]

ICC26-VDA-P-6081X	[2]	[ Marketing Name 10/26 ]

[[Option[ 2]]

[Advance] [10] [Option]- Age based Withdrawal Percentages for calculation of Annual Withdrawal Amounts are guaranteed for the first [10] Years, (the “[Guaranteed Period]”) after the [Benefit Election Date]. After expiration of the [Guaranteed Period], [Lifetime] age-based Withdrawal Percentages, as shown below, will be used to calculate Annual Withdrawal Amounts. These [Lifetime] age-based Withdrawal Percentages are guaranteed for the life of the contract.

Withdrawal Percentages for the [ Advance][10] [Option] [2] with [10] Year [Guaranteed Period]
(FOR CALCULATION OF ANNUAL WITHDRAWAL AMOUNTS ON AND AFTER THE [BENEFIT ELECTION DATE])
	One Covered Person		Two Covered Persons
[ Age of [ (younger) ] Covered Person on the Benefit Election Date	[Guaranteed Period] [Advance]Withdrawal Percentage	[Lifetime] Withdrawal Percentage	[Guaranteed Period] [Advance] Withdrawal Percentage	[Lifetime] Withdrawal Percentage]
[59.5 / 60	7.50%	3.75%	7.00%	3.35%
61	7.60%	3.80%	7.10%	3.40%
62	7.70%	3.85%	7.20%	3.45%
63	7.80%	3.90%	7.30%	3.50%
64	7.90%	3.95%	7.40%	3.55%
65	8.00%	4.00%	7.50%	3.60%
66	8.10%	4.05%	7.60%	3.65%
67	8.20%	4.10%	7.70%	3.70%
68	8.30%	4.15%	7.80%	3.75%
69	8.35%	4.20%	7.85%	3.80%
70	8.40%	4.25%	7.90%	3.85%
71	8.45%	4.30%	7.95%	3.90%
72	8.50%	4.35%	8.00%	3.95%
73	8.55%	4.40%	8.05%	4.00%
74	8.60%	4.45%	8.10%	4.05%
75	8.65%	4.50%	8.15%	4.10%
76	8.70%	4.55%	8.20%	4.15%
77	8.75%	4.60%	8.25%	4.20%
78	8.80%	4.65%	8.30%	4.25%
79	8.85%	4.70%	8.35%	4.30%
80	8.90%	4.75%	8.40%	4.35%
81	8.95%	4.80%	8.45%	4.40%
82	9.00%	4.85%	8.50%	4.45%
83	9.05%	4.90%	8.55%	4.50%
84	9.10%	4.95%	8.60%	4.55%]

[[Advance] [10] [Option] not available if the [Younger] Covered Person is [85] years old or older on the [Benefit Election Date].]

[If this option is elected and the Contract Value drops below $0 after the [Benefit Election Date], due to a non-excess withdrawal, negative investment performance, and/or deduction of any charges or fees we will pay the Annual Withdrawal Amount for the remaining [Guaranteed Period], whereafter the [Lifetime] Withdrawal Percentages, as shown in the table above, will be used to calculate Annual Withdrawal Amounts].

Maximum Reserve Amount for [Advance] [Option] [2]:	[ The Reserve Amount will never be more than the lesser of: a) [ [three] times the [Lifetime] Annual Withdrawal Amount in any Contract Year or] b) [the current Contract Value] ] ]

ICC26-VDA-P-6081X	[3]	[ Marketing Name 10/26 ]

PROTECTED LIFETIME INCOME BENEFIT

Subject to the terms and conditions of this Rider, beginning on the Benefit Election Date, and subject to the conditions of the Protected Lifetime Income Benefit Option selected, and continuing on each Contract Anniversary thereafter during the lifetime of a Covered Person, you may take aggregate annual withdrawals from the Contract that do not exceed the Annual Withdrawal Amount regardless of the Contract Value at the time of withdrawal. Portions of a Contract Year’s Annual Withdrawal Amount not withdrawn in that Contract Year may carry forward to future Contract Years in as discussed in the Rider’s “Reserve Amount” provision.

DEFINITIONS

Annual Withdrawal Amount: Excluding the Reserve Amount (defined below), the maximum amount that may be withdrawn from the Contract each Contract Year after the Benefit Election Date without reducing the Benefit Base. The Annual Withdrawal Amount may differ by Protected Lifetime Income Benefit Option.

Benefit Base: The amount determined according to the terms of this Rider and used to calculate the Annual Withdrawal Amount and the monthly fee. The Benefit Base may not exceed the Maximum Benefit Base shown on the Rider Schedule.

Benefit Election Date: The date as of which we first calculate the Annual Withdrawal Amount and the date on which guaranteed withdrawals may begin.

Benefit Period: The period of time between the Benefit Election Date and the earlier of the Annuity Date or the Rider termination date.

Covered Person: The person or persons upon whose lives the benefits of this Rider are based. There may not be more than two Covered Persons. On and after the Benefit Election Date, the Covered Person (or one of the two Covered Persons) must be named as the Annuitant.

Guaranteed Period: The number of years that the Age based Withdrawal Percentages for calculation of Annual Withdrawal Amounts are guaranteed for.

Protected Lifetime Benefit Option(s): The option(s), if any, shown on the Rider Schedule, as may be offered by the company at the time of the Rider Effective Date.

Reserve Amount: The sum of the portions of previous Contract Years’ Annual Withdrawal Amounts not withdrawn in a Contract Year and permitted to accumulate up to the maximum Reserve Amount described in the Rider Schedule. Subject to the terms and limits of this Rider, this amount may be withdrawn in future Contract Years without reducing the Benefit Base.

RightTime® Option: The option to purchase the current version of the Benefit after the Contract's Issue Date, if we are offering one at that time.

Roll-Up Purchase Payment Window: The period beginning on the Contract Issue Date during which Purchase Payments are eligible to be included in the calculation of the roll-up amount.

ICC26-VDA-P-6081X	[4]	[ Marketing Name 10/26 ]

BENEFIT COST AND FEES

Benefit Cost – On the Rider Effective Date, the Annual Benefit Cost ("Benefit Cost") as a percentage of the Benefit Base is shown in the Rider Schedule. We have the right to change the Benefit Cost at any time after the first fee calculation date. Any such change will apply on a nondiscriminatory basis to all contracts of the same actuarial class. If the Rider terminates, all costs and fees will terminate.

A “fee calculation date” is the Valuation Period that includes the same day of the month as the Contract's Issue Date, or the last Valuation Period of the month if that date does not occur during the month. The Benefit Cost as a percentage of the Benefit Base will never exceed the Maximum Annual Benefit Cost shown on the Rider Schedule. We will notify you of the new Benefit Cost in writing at the address contained in our records not less than 30 days prior to the date on which the new Benefit Cost becomes effective.

You may avoid changes in the Benefit Cost provided we receive your written instructions declining the change before the Valuation Period during which the new Benefit Cost becomes effective. However, if you decline a Benefit Cost change, each Step-Up Anniversary Value that follows will equal $0, and the roll-up period will end.

Monthly Fee – Beginning on the first fee calculation date following the Rider Effective Date and continuing monthly until the Benefit terminates, we will calculate the fee for this Rider and deduct that amount from the Contract Value. The fee for the Rider may differ for each Protected Lifetime Benefit Option and is as shown on the Rider Schedule.

We calculate the monthly fee in arrears by multiplying the monthly equivalent of the Benefit Cost by the Benefit Base as of the fee calculation date, using the formula below:

Monthly Fee = [1 – (1 – Benefit Cost)1/12] x Benefit Base as of the calculation date.

Deducting the Monthly Fee – We deduct the monthly fee as of the Valuation Period immediately following the Valuation Period during which it was calculated. The monthly fee is deducted from the Investment Options in the same proportion that the value of each bears to the total Contract Value on that date. Deduction of the monthly fee will not reduce the Benefit Base, the Annual Withdrawal Amount, or the Reserve Amount.

THE BENEFIT BASE

The Benefit Base is used for calculation purposes only and does not represent accessible Contract Value. The Benefit Base cannot be withdrawn in a lump sum and is not payable as a death benefit.

Determining the Benefit Base – The initial Benefit Base is equal to the Contract Value on the Rider Effective Date. Thereafter, we increase the Benefit Base dollar-for-dollar for Purchase Payments credited to the Contract before the Limitation of Purchase Payments period as shown on the Schedule Page. We reduce the Benefit Base pro-rata for each withdrawal before the Benefit Election Date. The pro-rata reduction for each withdrawal is the amount that reduces the Benefit Base in the same proportion that the amount deducted from the Contract Value to satisfy the withdrawal request reduced the Contract Value as of the Valuation Period during which the withdrawal was deducted.

ICC26-VDA-P-6081X	[5]	[ Marketing Name 10/26 ]

Step-Ups and Roll-Ups – On each Contract Anniversary after the Rider Effective Date, we compare the Benefit Base to the Step-Up Anniversary Value and the Roll-Up Value, if one is calculated. The greatest of these will become the new Benefit Base as of that Contract Anniversary.

Step-Up Anniversary Value. We identify a Step-Up Anniversary Value on each Contract Anniversary after the Rider Effective Date. The “Step-Up Anniversary Value” is equal to the Contract Value as of that Contract Anniversary. However, if you have declined a Benefit Cost change, each Step-Up Anniversary Value that follows will be deemed to be $0.

Roll-Up Value. We calculate a Roll-Up Value only on Contract Anniversaries that occur during the “roll-up period” described below. The “Roll-Up Value” on any such Contract Anniversary is equal to:

1)	the Benefit Base as of the Valuation Period immediately before that Contract Anniversary; plus

2)	the roll-up amount on that Contract Anniversary.

Generally, the “roll-up amount” on a Contract Anniversary is equal to the Benefit Base on the later of the Rider Effective Date or the prior Contract Anniversary reduced pro rata (as described in the “Determining the Benefit Base” provision above) for withdrawals made since that date, multiplied by the applicable Roll-Up Percentage shown on the Rider Schedule. However, if the Rider Effective Date is the Contract’s Issue Date, the roll-up amount on the 1st Contract Anniversary is equal to the sum of all Purchase Payments credited to the Contract during the Roll-Up Purchase Payment Window, reduced pro rata for withdrawals made since the Contract's Issue Date, multiplied by the applicable Roll-Up Percentage shown on the Rider Schedule.

Roll-Up Period. The roll-up period starts on the Rider Effective Date and ends on the Valuation Period immediately following the 10th Contract Anniversary on which we increase the Benefit Base to equal either the Step-Up Anniversary Value or the Roll-Up Value. When determining the length of the roll-up period, we will not count Contract Anniversaries on which the Benefit Base does not increase.

However, the roll-up period will end on the Valuation Period during which any of the following first occur:

1)	you decline a Benefit Cost change; or

2)	you establish the Benefit Election Date; or

3)	the Rider terminates.

THE BENEFIT PERIOD

Establishing the Benefit Election Date – You must establish the Benefit Election Date to start the Benefit Period and access the guaranteed withdrawals provided by this Rider. To establish the Benefit Election Date, you must notify us that you are doing so, instruct us to calculate the Annual Withdrawal Amount based on either one or two lives (“Covered Persons”) and (if we request it) provide proof of Age for the Covered Person(s). You must also change the Annuitant (if necessary) so that she or he is a Covered Person.

You must also change your Contract allocation (if necessary) so that it complies with any Contract allocation restrictions that may apply on and after the Benefit Election Date.

The Benefit Election Date may not be earlier than the date on which the Covered Person (or the younger of the two Covered Persons) attains the lowest age in the “Withdrawal Percentages” section of the Rider Schedule, nor later than the Annuity Date.

ICC26-VDA-P-6081X	[6]	[ Marketing Name 10/26 ]

If the Rider Schedule contains a provision that requires Portfolio Rebalancing, we will rebalance the Variable Account Value to the current Contract allocation on the Benefit Election Date. Automatic Withdrawals established prior to the Benefit Period terminate as of the Benefit Election Date.

Individuals Eligible to be Named as a Covered Person – A Covered Person must be a living person who, on the Benefit Election Date, is either:

1)	an Owner of the Contract (or the Annuitant, if the sole Owner is not an individual); or

2)	the spouse of the sole Owner of the Contract (or the Annuitant's spouse, if the sole Owner is not an individual), but only if the spouse is the sole Primary Beneficiary.

If there is one Owner, then the Owner (Annuitant) is the sole Covered Person if she or he either is not married, or is married but the spouse is not the sole Primary Beneficiary.

If there is one Owner and the sole Primary Beneficiary is the Owner's (Annuitant's) spouse, then:

1)	the Owner (Annuitant) is the Covered Person if the Annual Withdrawal Amount is based on one life.

2)	both spouses are Covered Persons if the Annual Withdrawal Amount is based on two lives.

If there are two Owners and they are married to each other, then:

1)	the older of the two is the Covered Person if the Annual Withdrawal Amount is based on one life.

2)	both spouses are Covered Persons if the Annual Withdrawal Amount is based on two lives.

If there are two Owners and they are not married to each other, the older of the two is the sole Covered Person. For the purposes of this Rider, the terms "married" and "spouse" include bona fide domestic partners or civil union partners in states that afford legal recognition to domestic partnerships or civil unions. However, domestic partners and parties to a civil union may not be treated as “spouses” for federal tax purposes. You should consult a qualified tax professional about your specific situation prior to establishing the Benefit Election Date.

Calculating the Annual Withdrawal Amount – The Annual Withdrawal Amount is equal to the Benefit Base as of the date the Annual Withdrawal Amount is being calculated, multiplied by the applicable Withdrawal Percentage shown on the Rider Schedule for the Protected Income Lifetime Benefit Option selected.

The initial Annual Withdrawal Amount is calculated as of the Benefit Election Date. Thereafter, we re-calculate the Annual Withdrawal Amount only on Contract Anniversaries, and only if the Benefit Base or the applicable Withdrawal Percentage has changed since the Annual Withdrawal Amount was last calculated.

Accessing the Annual Withdrawal Amount – During the Benefit Period, you may request withdrawals individually or instruct us to send you specific amounts periodically.

Your request must include all the information that we request necessary for us to remit the requested amounts. This includes (if we request it) proof that the Covered Person(s) is (are) alive on the withdrawal date.

ICC26-VDA-P-6081X	[7]	[ Marketing Name 10/26 ]

Withdrawals made during the Benefit Period reduce the Contract Value and the death benefit in the same manner as withdrawals made prior to the Benefit Election Date. We do not assess applicable surrender charges, if any, on aggregate withdrawals during a Contract Year that do not exceed the sum of the Annual Withdrawal Amount and any available Reserve Amount. However, all withdrawals count against any free withdrawal amounts that would otherwise be available.

The Annual Withdrawal Amount is cumulative. You may take the entire Annual Withdrawal Amount each Contract Year, but if you do not, the remaining portion may carry forward in the form of a Reserve Amount (described in the section below). During the Benefit Period, aggregate withdrawals in any Contract Year that do not exceed the sum of the Annual Withdrawal Amount and any available Reserve Amount do not reduce the Benefit Base. Reserve Amounts may differ by Protected Income Lifetime Benefit Options selected.

Reserve Amount – If you do not take the entire Annual Withdrawal Amount during a Contract Year, you may be able to carry forward a portion to future Contract Years in the form of a Reserve Amount. Maximum Reserve Amounts may differ by Protected Income Lifetime Benefit Options selected and as shown on the Schedule Page. The Reserve Amount is available beginning in the Contract Year after the Contract Year in which you establish the Benefit Election Date and is subject to the terms and limits of this Rider. Any available Reserve Amount may be withdrawn while this Rider is in force without reducing the Benefit Base. Withdrawals will first be taken from any available Reserve Amount.

Excess Withdrawals – During the Benefit Period any portion of a withdrawal that, when aggregated with all prior withdrawals during that Contract Year, exceeds the sum of the Annual Withdrawal Amount and any available Reserve Amount constitutes an excess withdrawal. We will not recalculate the Annual Withdrawal Amount until the next Contract Anniversary, so any subsequent withdrawal taken that Contract Year is also an excess withdrawal. We assess applicable surrender charges, if any, on excess withdrawals. If any portion of any requested withdrawal would be an excess withdrawal, we will not process the request until you have been notified of the excess amount and we provide you the opportunity to reduce or cancel the request.

Each excess withdrawal results in an immediate reduction of the Benefit Base. If, immediately after the excess withdrawal, the Contract Value minus any non-excess portion of the withdrawal is greater than the Benefit Base, we reduce the Benefit Base by the amount of the excess withdrawal including applicable surrender charges, if any. Otherwise, we reduce the Benefit Base by the same proportion that the excess withdrawal including applicable surrender charges, if any, reduced the Contract Value as of the Valuation Period during which the excess withdrawal request was processed.

Because the Benefit Base is used to calculate Annual Withdrawal Amounts, reduction of the Benefit Base due to excess withdrawals could reduce future Annual Withdrawal
Amounts by more than the dollar amount of the excess withdrawals.

If you have instructed us to send you all or a portion of the Annual Withdrawal Amount periodically in specific amounts, an excess or unscheduled withdrawal automatically terminates those periodic withdrawals. If any Contract Value remains after the excess withdrawal, you may instruct us to resume sending periodic withdrawals to you beginning on the next Contract Anniversary based on the recalculated Annual Withdrawal Amount.

ICC26-VDA-P-6081X	[8]	[ Marketing Name 10/26 ]

Reduction of the Contract Value to $0 After the Benefit Election Date – If an excess withdrawal including applicable surrender charges, if any, reduces the Contract Value to $0, the Contract will terminate as of that date. If after the Benefit Election Date, a non-excess withdrawal, negative investment performance, and/or deduction of any charges or fees reduces the Contract Value to $0, we will pay the Benefit under this Rider as shown for each Protected Income Lifetime Benefit Option as shown on the Rider Schedule. On and after the date the Contract Value is reduced to $0, no death benefit is payable, no other Annuity Options are available, and no Reserve Amount will be available.

Required Minimum Distributions – Withdrawals in excess of the sum of the Annual Withdrawal Amount and any available Reserve Amount are permitted to satisfy required minimum distributions (RMD) under Internal Revenue Code Section 401(a)(9) as they apply to amounts attributable to the Contract. These withdrawals will not be treated as excess withdrawals under this Rider provided:

1)	you notify us in writing at the time you request the withdrawal that it is intended to satisfy RMD requirements; and

2)	we calculate the RMD amount based solely on the applicable end-of-year value of this Contract.

The timing and amount of the non-excess RMD withdrawal we permit from this Contract may be more restrictive than allowed under IRS rules and may not satisfy the annual RMD requirements for all of the tax-qualified contracts you own.

Death or Divorce of a Covered Person After the Benefit Election Date – If the Annual Withdrawal Amount is based on the life of one Covered Person, this Rider terminates upon the Covered Person's death. If the Annual Withdrawal Amount is based on the lives of two Covered Persons and they divorce or one of them dies, the applicable Withdrawal Percentage will continue to be determined, the Annual Withdrawal Amount will continue to be calculated, and any available Reserve Amount will continue to be accessible, as if no divorce or death had occurred. In that event, this Rider terminates upon the death of the last surviving Covered Person.

Spousal Continuation After the Benefit Election Date – The surviving spouse of a sole Covered Person who, pursuant to the Contract's “Payment of the Death Benefit” provision, continues the Contract and becomes the new sole Owner may also purchase a new Rider using the RightTime Option, if we are offering one at that time. The surviving spouse must meet the Rider Purchase Age Limits in effect on the date the new Rider is purchased. Only the surviving spouse is eligible to be a Covered Person under the new Rider, and the new Rider will terminate upon the death of that Covered Person.

Establishing the Benefit Election Date on the Maximum Annuity Date – If this Rider is in force on the Maximum Annuity Date and you have not previously established the Benefit Election Date, it will be established for you, as follows:

1)	the Benefit Election Date, and the calculation date for the Annual Withdrawal Amount, will be the Maximum Annuity Date; and

2)	the Annual Withdrawal Amount will be calculated using the applicable standard Withdrawal Percentage shown on the Rider Schedule based on one Covered Person's life: either the sole person eligible to be a Covered Person, or the older person if two people are eligible to be Covered Persons. That Covered Person will become the sole Annuitant as of the Maximum Annuity Date, if she or he was not already so named.

This provision does not apply if you established the Benefit Election Date prior to the Maximum Annuity Date.

ICC26-VDA-P-6081X	[9]	[ Marketing Name 10/26 ]

Additional Annuity Option as of the Maximum Annuity Date – If this Rider is in force on the Maximum Annuity Date, in addition to the other Annuity Options available to you under the Contract, or that the Company is offering at the time, you may select the "Annual Withdrawal Amount" Annuity Option that will pay monthly payments for the life of the (last surviving) Covered Person equal to the Annual Withdrawal Amount as of the Maximum Annuity Date divided by 12, less an adjustment for any applicable premium tax. This "Annual Withdrawal Amount" Annuity Option is available whether or not the Contract Value applied to the option is sufficient to support the payments.

If you have not selected an Annuity Option, we will start sending monthly fixed annuity income payments one month after the Maximum Annuity Date. Payments will be an amount equal to the greater of:

1)	the Annual Withdrawal Amount as of the Maximum Annuity Date divided by 12, less an adjustment for any applicable premium tax. If this is the monthly payment amount, it will be paid for the life of the (last surviving) Covered Person.

2)	the result of applying the Contract Value as of the Valuation Period that includes the Maximum Annuity Date plus any applicable Annuity Option bonus, less any applicable premium tax, to Annuity Option B with a monthly payment mode and a 10-year Certain Period based on the life (lives) of the Covered Person(s). If this is the monthly payment amount, it will be paid for the life of the (last surviving) Covered Person, or for 10 years, whichever is longer.

If you have selected an Annuity Option, we will distribute the entire interest in the Contract according to the Annuity Option you have selected.

Annuity Date Prior to the Maximum Annuity Date – If you select an Annuity Date that occurs before the Maximum Annuity Date, the Contract Value as of the Valuation Period that includes the Annuity Date, less any applicable premium tax, may be taken in a lump sum, or that amount may be applied as described in the Contract's “ANNUITY INCOME PAYMENTS” section. However, the "Annual Withdrawal Amount" Annuity Option, described in the provision above, is not available.

GENERAL PROVISIONS

Restrictions on Allocation, Transfer and Withdrawal of Contract Value – While this Rider is in force, your Contract allocation is restricted according to the “Contract Allocation Restrictions on the Rider Effective Date” section of the Rider Schedule. These restrictions may vary depending on whether or not you have established the Benefit Election Date.

These restrictions may include Allocation by Investment Category (“AIC”) guidelines, which divide Investment Options into categories and specify the range of percentages that must be allocated to each category.

Within each category, you select the Investment Options and amounts allocated to them, provided the total percentage in each category is not less than the minimum required, nor more than the maximum permitted. The AIC guideline categories and percentage ranges on the Rider Effective Date are shown on the Rider Schedule if applicable.

Permissible Pre-Selected Allocation Options, permissible Individual Options, and Investment Options in each AIC category, as of the Rider Effective Date, are available on request.

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We may change the permissible Pre-Selected Allocation Options, Individual Options, or AIC guidelines from time to time by notifying you in writing at the address contained in our records. We will not require you to re-allocate your Contract Value due to a change in those guidelines. We will continue to apply Purchase Payments you remit without allocation instructions, and process automatic transfers that facilitate dollar cost averaging, according to the Contract allocation in effect before the change.

However, allocation instructions that accompany a Purchase Payment and instructions to transfer Contract Value among the Investment Options will change the Contract allocation as of the Valuation Period during which we receive the instruction and must comply with the Contract allocation restrictions in effect at that time. Anytime the Contract allocation changes, we re-allocate the Contract Value according to the new Contract allocation. Purchase Payments applied to the Contract, and transfers that facilitate dollar cost averaging after that date, will be made according to that Contract allocation until you send a subsequent instruction that changes the Contract allocation and that satisfies the Contract allocation restrictions then in effect.

In addition to the re-allocation of Contract Value that occurs each time the Contract allocation is changed, you may instruct us to rebalance the Variable Account Value to the current Contract allocation quarterly, semi-annually, or annually.

Amounts deducted from the Contract Value to satisfy a withdrawal request are deducted from the Investment Options in the same proportion that the value of each bears to the total Contract Value on that date.

Reports – While this Rider is in effect, the statements we provide under the Contract's “Reports” provision will include information for the statement period regarding the Benefit Cost, the Benefit Base, and (during the Benefit Period) the available Annual Withdrawal Amount and (if applicable) the Reserve Amount. Prior to the Benefit Election Date, you may contact the Company at any time for information about the Annual Withdrawal Amount based on specified assumptions regarding the number and age(s) of the Covered Person(s), the Benefit Election Date, and the Benefit Base.

Termination – This Rider, every benefit it provides, and deduction of the monthly fee terminate as of the Valuation Period during which any of the following 8 events first occur.

1)	We receive your instruction to:

a)	allocate any purchase payment; or

b)	dollar cost average; or

c)	transfer any Contract Value; or

d)	deduct any withdrawal;

in a manner inconsistent with the Contract allocation restrictions or other provisions of this Rider.

2)	We receive your instruction to stop Portfolio Rebalancing (if the Rider Schedule contains a provision that requires Portfolio Rebalancing).

3)	We receive your instruction to terminate this Rider more than 10 years after its Rider Effective Date.

4)	We receive your instruction to add, remove, or change a Covered Person after the Benefit Election Date.

5)	We receive your instruction to change the Annuitant to someone other than a Covered Person after the Benefit Election Date.

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6)	The (last surviving) Covered Person dies.

7)	The Contract Value is applied to an Annuity Option.

8)	The Contract to which this Rider is attached is surrendered or otherwise terminated.

We will notify you in writing that the Rider has terminated and identify the reason.

Reinstatement – If this Rider terminates as a result of an action described in Items 1, 2, 4, or 5 of the 'Termination' provision, you may reinstate it within 30 days of the Rider’s termination date unless a Purchase Payment was applied to the Contract since the Rider termination date.

We must receive your request for reinstatement along with instructions that correct the action that caused the termination within 30 days of this Rider's termination date. We will deduct any fees and make any other adjustments that were scheduled during the period of termination so that after the reinstatement, the Contract and this Rider will be as though the termination never occurred.

Exercising the RightTime Option After the Rider Terminates – If this Rider terminates as a result of any of the reasons in the “Terminations” provision other than the Contract Value being applied to an Annuity Option or the Contract being terminated, you may purchase the Benefit using the RightTime Option, if:

1)	we are offering the RightTime Option when we receive your request to purchase it; and

2)	5 years or more have elapsed since this Rider terminated; and

3)	the Rider Purchase Age Limits in effect on the new Rider Effective Date are met; and

4)	the Contract has not reached the Annuity Date.

If this Rider terminates:

•	because you instruct us to add, remove, or change a Covered Person after the Benefit Election Date; or,

•	upon the death of the sole Covered Person but the surviving spouse continues the Contract, as described in the “Spousal Continuation After the Benefit Election Date” provision of this Rider;

then we will waive the 5-year waiting period described in Item 2), above.

Signed for the Company and made a part of the Contract as of the Rider Effective Date.

PROTECTIVE LIFE INSURANCE COMPANY

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